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                                                                  EXHIBIT 10.33

             COMPLETE AND PERMANENT RELEASE AND SEVERANCE AGREEMENT

         Mr. David Schroeder ("Mr. Schroeder") and Brady Corporation ("the Company") hereby enter into this complete and permanent release and severance agreement to resolve all matters relating to Mr. Schroeder's employment with and severance from the Company. Mr. Schroeder and the Company hereby agree as follows:

         1. Mr. Schroeder's employment with the Company will irrevocably terminate on May 31, 2004 (the termination date). Assuming Mr. Schroeder accepts this agreement and does not revoke it, the Company will pay Mr. Schroeder his normal base salary (less required withholding), pursuant to the Company's normal payroll system, as "severance payments" for six months after he ceases full time work for the Company, which shall be a date of his choosing prior to or no later than May 31, 2004. Additionally, Mr. Schroeder will be entitled to receive a pro-rated bonus, based on actual company performance against the bonus targets, through his last day of full time work. Although Mr. Schroeder will have no specific duties or obligations to the Company after his last day of full time work, he shall remain available to respond to reasonable inquiries and to provide relevant information to the Company until his termination date. As an employee, Mr. Schroeder shall also be entitled to employee health and dental insurance benefits up to his termination date, unless he becomes eligible for alternative benefits through another employer prior to May 31, 2004, in which event such insurance benefits shall cease. Additionally, Mr. Schroeder shall be entitled to executive perquisites through either his last day of full time employment or his termination date, whichever occurs first. If Mr. Schroeder does not have

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alternative benefits through another employer as of May 31, 2004, then he can continue medical coverage pursuant to a valid COBRA election by him. Mr. Schroeder shall be responsible for the employee portion of such premium costs. His termination date shall be deemed to be the "qualifying event" for insurance continuation purposes under state and federal law. As of the date he ceases full-time work for the Company, Mr. Schroeder shall no longer be entitled to participate in the Company's 401(k) or other retirement plans, but he shall have all vested rights with respect to those plans. Mr. Schroeder shall be deemed to be actively employed through May 31, 2004, for all purposes under any Company stock option plan in which he is a participant.

         2. Mr. Schroeder acknowledges that the Company is under no pre-existing obligation to pay him any of the severance payments or benefits described above, and that no amounts are due and owing Mr. Schroeder other than salary through his termination date and vested benefits to which he is otherwise entitled ("vested benefits"). The parties agree that the foregoing, and the benefits described in paragraphs 3 and 4 below, constitute all of the payments and benefits to be provided to Mr. Schroeder under this Agreement, and that they are in full settlement of all payments and benefits, including but not limited to, claims for wages, vacation pay, sick pay, bonuses, commissions, relocation costs, severance payments, or any other compensation. No portion of the severance payments made under this Agreement following Mr. Schroeder's termination date shall be taken into account as compensation under any Company welfare, pension, 401(K), profit sharing plan or similar program that bases benefits in whole or in part on compensation received from the Company. In addition, Mr. Schroeder shall not accrue fringe benefits such as holidays, vacations, or similar benefits during the period of his severance


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payments, nor shall any 401(K) payments be made by the Company or by Mr.
Schroeder after his termination date.

         3. As of the date he ceases full time employment, or his termination date, whichever occurs first, Mr. Schroeder shall also be entitled to purchase his Company automobile at 80% of its wholesale value. In further consideration of the provisions of this Agreement, the Company will provide outplacement services to Mr. Schroeder through its designated provider.

         4. In further consideration of the provisions of this Agreement, Mr. Schroeder shall be allowed to retain the laptop computer and printer provided to him by the Company, provided, however, that no later than his termination date he shall return to the Company any proprietary information in his possession and provided that he shall not be allowed access to the Company's e-mail, Internet, or other network systems after his termination date.

         5. Mr. Schroeder agrees that his employment with the Company will irrevocably end as of his termination date, with no right of re-employment with the Company.

         6. In consideration of the payments and benefits described above, and to the fullest extent allowed by law, Mr. Schroeder, for himself, his spouse, heirs, successors and assigns, hereby releases and forever discharges the Company, its owners, parents, successors, affiliates, directors, officers, employees and all other representatives, from any and all charges, claims, suits and expenses (including attorneys' fees and costs), whether known or unknown, including, but not limited to, claims of age, gender, or other discrimination, breach of contract, wrongful discharge, constructive discharge, claims under the Wisconsin Fair Employment Act, Section 111.31, et seq. Wis. Stats.; Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C.

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Section 2000e, et seq.; the Age Discrimination in Employment Act, 29
U.S.C. '621 et. seq.; the common law of Wisconsin, or any other federal, state or local law relating to employment. This release includes any and all matters in connection with or relating in any way to Mr. Schroeder's employment with the Company and his termination from the Company, provided, however, that nothing herein shall release, diminish, or otherwise affect Mr. Schroeder's vested benefits.

         7. Mr. Schroeder and the Company agree that this complete and permanent release and severance agreement shall not constitute an admission by the Company that it has acted wrongfully with respect to Mr. Schroeder or that it has discriminated against him or against any other individual.

         8. Except as permitted below, Mr. Schroeder hereby agrees to keep the terms and existence of this complete and permanent release and severance agreement confidential, and he agrees that he shall neither directly nor indirectly disclose the terms of this Agreement to any other person or entity except to his attorneys, tax preparers or financial advisors, and immediate family members, but only on the condition that they agree to abide by the terms of this confidentiality clause, unless compelled by law.

         9. Mr. Schroeder acknowledges that as of his termination date, he will cease to perform services for the Company, and that thereafter he will not have any further authority to act on its behalf. Mr. Schroeder agrees that at no time will he make disparaging remarks about the Company, its products or practices including, but not limited to, its personnel practices. Mr. Schroeder agrees to cooperate with and assist the Company in connection with all pending legal matters in which he was involved. Mr. Schroeder further agrees to comply in all respects with


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his Confidential Information Agreement dated January, 2001, which shall survive his termination of employment with the Company. Mr. Schroeder and the Company specifically agree that the severance payments under paragraph 1 above, regardless of the date they actually commence, shall be deemed to fulfill the first 12 months of any obligation the Company may have to provide a maximum of 24 months of payments to Mr. Schroeder under that Confidential Information Agreement.

         10. This complete and permanent release and severance agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between Mr. Schroeder and the Company with the exception of the January, 2001 Confidential Information Agreement, which shall remain in full force and effect except as modified in paragraph 9 above. Mr. Schroeder acknowledges that he is hereby advised to seek legal counsel before signing this Agreement, that he has twenty-one (21) days to consider this Agreement, that upon his acceptance he has seven (7) days to revoke his acceptance, and that this Agreement will not become effective until that seven
(7) day period has expired. Mr. Schroeder agrees that he has read, understands and voluntarily accepts its terms.


October 10, 2003                            /s/ David Schroeder
----------------------------                ------------------------------------
Date                                        David Schroeder

                                            BRADY CORPORATION

October 10, 2003                            By: /s/ Frank M. Jaehnert
----------------------------                   ---------------------------------
Date                                           Its Authorized Representative



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